Exhibit 10.3
ZENTALIS PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
Effective January 1, 2024

Non-employee members of the board of directors (the “Board”) of Zentalis Pharmaceuticals, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). This Program has been adopted under the Company’s 2020 Incentive Award Plan (the “Equity Plan”) and shall be effective as of January 5, 2023 (the “Effective Date”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors. No Non-Employee Director shall have any rights hereunder, except with respect to equity awards granted pursuant to the Program. Capitalized terms not otherwise defined herein shall have the meanings ascribed in the Equity Plan.
1.    Cash Compensation.
(a)    Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $45,000 for service on the Board.
(b)    Additional Annual Retainers. In addition, each Non-Employee Director shall receive the following additional annual retainers, as applicable:
(i)    Chairperson of the Board/Lead Independent Director. A Non-Employee Director serving as Chairperson of the Board or Lead Independent Director shall receive an additional annual retainer of $45,000 for such service.
(ii)    Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service. A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $10,000 for such service.
(iii)    Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.
(iv)     Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.
(v) Research & Development Committee. A Non-Employee Director serving as Chairperson of the Research & Development Committee shall receive an additional annual retainer of $16,000 for such service. A Non-Employee Director serving as a member of the Research & Development Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.
(c)    Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.
2.    Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Equity Plan, or any other applicable Company equity incentive plan then-maintained by the Company, and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan and the applicable award agreement.
(a)    Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall receive an award of restricted stock units under the Equity Plan, or any other applicable Company equity incentive plan then-maintained by the Company, covering that number of shares of the Company’s common stock as is determined by dividing (i) $850,000, by (ii) the average closing price per share of the Company’s common stock for the thirty (30) calendar days preceding the date of grant. The awards described in this Section 2(a) shall be referred to as “Initial Awards.” No Non-Employee Director shall be granted more than one Initial Award.
(b)    Subsequent Awards. A Non-Employee Director who (i) is serving on the Board as of the date of any annual meeting of the Company’s stockholders after the Effective Date and has been serving as a Non-Employee Director for at least six months as of the date of such meeting, and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted on the date of such meeting an award of restricted stock units under the Equity Plan, or any other applicable Company equity incentive plan then-maintained by the Company, covering that number of shares of the Company’s common stock as is determined by dividing (i) $425,000 (or, with respect to the Non-Employee Director serving as Chairperson of the Board or Lead Independent Director, $495,000), by (ii) the average closing price per share of the Company’s common stock for the thirty (30) calendar days preceding the grant date. The awards described in this Section 2(b) shall be referred to as “Subsequent Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election, and shall not receive any Subsequent Award on the date of such meeting as well.

(c)    Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(a) above, but to the extent that they are otherwise entitled, will receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section 2(b) above.
(d)    Vesting of Awards Granted to Non-Employee Directors. Each Initial Award shall vest and become exercisable in substantially equal annual installments over the three (3) years following the date of grant, subject to the Non-Employee Director continuing in service on the Board through each such vesting date. Each Subsequent Award shall vest and/or become exercisable on the first to occur of (A) the first anniversary of the date of grant or (B) the next occurring annual meeting of the Company's stockholders, subject to the Non-Employee Director continuing in service on the Board through such vesting date. Unless the Board otherwise determines, no portion of an Initial Award or Subsequent Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested thereafter. Unless otherwise expressly provided in an award agreement or other written agreement between the Company and a Non-Employee Director, upon a Change in Control (as defined in the Equity Plan), all outstanding equity awards granted under the Equity Plan, and any other equity incentive plan maintained by the Company, that are held by a Non-Employee Director shall become fully vested, irrespective of any other provisions of the applicable equity incentive plan or any award agreement.
3.    Compensation Limits. Notwithstanding anything to the contrary in this Program, commencing with the first calendar year following the Effective Date, all compensation payable under this Program will be subject to any limits on the maximum amount of Non-Employee Director compensation set forth in the Equity Plan, as in effect from time to time; provided, however, that such limits shall not apply to (a) the compensation for any Non-Employee Director of the Company who serves in any capacity in addition to that of a Non-Employee Director for which he or she receives additional compensation or (b) any compensation paid to any Non-Employee Director during the calendar year in which the Effective Date occurs.
4.    Reimbursements. The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

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